EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form S-8 of MedAire, Inc. filed on or about March 31, 2006, of our report dated March 20, 2006 relating to our audit of the consolidated financial statements, which appears in the Annual report on Form 10-K of Medaire, Inc. for the year ended December 31, 2005.
/s/ MCGLADREY & PULLEN, LLP
Phoenix, Arizona
March 31, 2006